Exhibit 99.1

Guerrilla RF Reports Second Quarter 2023 Results

Company demonstrates strong Y-o-Y revenue growth of 22%, driven by increase in automotive product sales; continued strong gross profit margins

GREENSBORO, NC — August 15, 2023 — Guerrilla RF, Inc. (OTCQX: GUER), a leading provider of state-of-the-art radio frequency and microwave communications solutions, today announced its financial and operating results for the second quarter ended June 30, 2023.

“Our Q2 revenue experienced a 22.4% year-over-year increase to $3.8 million, ands we raised our gross profit margins to 59.0%,” said Ryan Pratt, founder and CEO. “This demonstrates the ongoing traction that we’ve generated from our expanding product sales in the automotive sector, 5G infrastructure sector, and other growth markets. Our customer commitment remains strong, with a backlog of $5.6 million compared to $3.3 million during the same period last year. Additionally, our booked business increased 67.3% during the first half of the year, representing a growing demand for our products.”

Mr. Pratt continued, “We passed a few major milestones during the quarter, notably exceeding 175 million units shipped since our inception. We also expanded our product portfolio and introduced new product categories, including our ¼ and ½ W linear power amplifiers and our two-stage low noise amplifier with built-in bypass functionality, both of which made headway in our focused business segments. We look forward to introducing new technology in the coming months driven by our R&D team’s dedicated efforts. In the meantime, demand for our optimal high-performance MMIC and RFIC products continues to build as we successfully address market needs.”

Financial Highlights for Q2 2023:

●

Revenues were $3.8 million for the three months ended June 30, 2023, as compared to $3.1 million in the year-ago quarter. The increase in revenues was primarily attributable to continued strength in the automotive market.

●	Net cash used in operating activities decreased to $3.1 million as compared to $5.8 million for the previous quarter.

●

Subsequent to quarter end, the Company received additional funding of $2.3 million, $790,000 of convertible notes and a $1.5 million advance from existing loan facility to further support its ongoing operations and investments.

●	The Company's contribution margins increased from 72.7% in the second quarter of 2022, to 74.0% in the second quarter of 2023 as product mix and pricing both contributed to improved profitability.

●	Q3 revenue is expected to be between $3.0 and $3.5 million for the quarter.

●

Product revenue growth for the second quarter of fiscal 2023 increased 25.0% from the second quarter of fiscal 2022, and 17.6% sequentially from the first quarter of fiscal 2023; the growth came from continued traction within the automotive space.

●	Operating loss narrowed to $3.4 million for the second quarter of 2023 as compared to $3.7 for the first quarter of 2023.

●

Gross profit margin for the second quarter of fiscal 2023 was 59.0% of revenues, an increase from 58.6% for the second quarter of fiscal 2022. Quarter-over-quarter gross profit margin increased to 59.0% from 56.6% for the first quarter of fiscal 2023, after taking into account the one-time expenses for Guerrilla RF’s new headquarters and design center which occurred in Q1 2023.

●

R&D expenses increased 25.9% to $2.7 million compared to $2.0 million for the prior year period and 2.6% quarter-over-quarter. The increase includes the continued investment in new product development as well as the gallium arsenide (GaAs) build-out, and silicon on insulator (SOI) technologies. Additionally, the R&D team for the upcoming gallium nitride (GaN) technology is already in place, laying a solid foundation for the Company going forward.

●

Operating loss for the second quarter of fiscal 2023 was $3.4 million as compared to $2.6 million for the second quarter of fiscal 2022. Increased investment in R&D and sales and marketing (R&D grew $636 thousand and sales and marketing grew $461 thousand for the quarter compared to the prior year period) accounting for $1.1 million. Excluding the increased investment in R&D and Sales and Marketing (a non-GAAP measure) operating loss declined $0.3 million between the year ago periods.

●	Net loss per share was $0.56 and $0.49 for the second quarter of fiscal 2023 and 2022, respectively.

●	Backlog (a non-GAAP measure) increased at the end of the second quarter of fiscal 2023 to $5.6 million as compared to $3.3 million at the end of the second quarter of fiscal 2022.

●

Cash balance at June 30, 2023 was $238,006 as compared to $1.7 million at the end of the second quarter of fiscal 2022. The Company has subsequently received $2.3 million through a combination of convertible notes and borrowing under an existing loan facility.

Corporate Highlights for Q2 2023:

●

Passed a significant milestone of 175 million shipments for radio-frequency integrated circuit/monolithic microwave integrated circuits (RFICs/MMICs), marking a 16.7% increase since reaching 150 million shipments in October 2022.

●

Commenced sampling of a new high gain, two-stage low noise amplifier (LNA) with built-in bypass functionality, featuring a selectable gain designed for 5G mMIMO applications; support for lower supply voltage allows for 34% reduction in power consumption.

●	Released new ¼ W linear power amplifiers (PAs) that target the automotive and 5G infrastructure space in 2.5GHz and 3.6GHz bands.

●

Introduced GRF5607 and GRF5608 products, the first in a new class of ½ W linear power amplifiers under development. These InGaP HBT amplifiers were designed specifically to cater to 5G wireless infrastructure applications requiring exceptional native linearity over temperature extremes of -40°C to 85°C.

●

Showcased the latest additions in our growing portfolio of high-performance MMICs and RFICs at International Microwave Symposium – IEEE’s flagship event in a week dedicated to all things microwaves and RF. IMS2023 is the centerpiece of Microwave Week which includes the RFIC Symposium and ARFTG Conference.

●	Received award for "Best Places to Work" by the Triad Business Journal. This marks the second year in a row the Company has been awarded 1st place in the medium-sized company category.

	Unaudited
	Three Months Ended June 30,
	2023	2022
Product revenue	$3,575,312	$2,860,916
Royalties	204,022	226,434
Total	3,779,334	3,087,350

Direct product cost	1,549,881	1,277,759

Gross Profit	2,229,453	1,809,591

Operating Expenses:
Research and development	2,652,989	2,016,934
Sales and marketing	1,629,944	1,169,435
Administration	1,377,342	1,263,730
Total Operating Expenses	5,660,275	4,450,099

Operating loss	(3,430,822)	(2,640,508)

Interest	(389,012)	(70,853)
Other income (expense)	(1,248)	(30,251)
Total Other Expenses, net	(390,260)	(101,104)
Net loss	$(3,821,082)	$(2,741,612)

Net loss per share - basic and diluted	$(0.56)	$(0.49)

Weighted average common shares outstanding - basic and diluted	6,801,929	5,539,149

	Unaudited
	June 30, 2023	December 31, 2022
Assets
Cash	$238,006	$4,340,407
Accounts receivable, net	1,985,101	1,124,971
Inventories	1,778,192	1,672,925
Prepaid expenses	738,530	643,401
Total Current Assets	4,739,829	7,781,704

Prepaid expenses and other	-	3,574,746
Deferred Offering Costs	197,137	-
Operating ROU Assets	10,703,546	209,669
Property, Plant, and Equipment, net	4,882,253	5,098,097
Total Long-Term Assets	15,782,936	8,882,512

Total Assets	$20,522,765	$16,664,216

Liabilities and Stockholders' Equity (Deficit)
Accounts payable and accrued expenses	$2,465,949	$4,466,045
Short-term debt	1,842,202	959,803
Operating lease, current portion	552,078	139,794
Finance lease, current portion	1,125,156	1,078,506
Total Current Liabilities	5,985,385	6,644,148

Long term debt	677,300	$44,279
Operating lease	6,277,020	71,714
Capital lease	2,535,736	2,984,618
Notes payable	6,060,682	4,564,564
Total Liabilities	21,536,123	14,309,323

Preferred stock	$-	$-
Common stock	679	621
Additional paid in capital	33,881,631	29,427,440
Accumulated deficit	(34,895,668)	(27,073,168)
Total Stockholders' Equity (Deficit)	(1,013,358)	2,354,893
Total Liabilities and Stockholders' Equity (Deficit)	$20,522,765	$16,664,216

About Guerrilla RF, Inc.

Founded in 2013, Guerrilla RF, Inc., develops and manufactures high-performance state-of-the-art radiofrequency (RF) and microwave communication solutions for wireless OEMs in multiple high-growth market segments, which include network infrastructure for 5G/4G macro and small cell base stations, SATCOM, cellular repeaters/DAS, automotive telematics, military communications, navigation, and high-fidelity wireless audio. The Company has an extensive portfolio of 100+ high-performance RF and microwave semiconductor devices with 50+ new products in development. As one of the fastest-growing semiconductor firms in the industry, Guerrilla RF drives innovation through its R&D to commercialization initiatives and focuses on product excellence and custom solutions to underserved markets. To date, the Company has shipped over 175 million devices and has repeatedly been included in Inc. Magazine’s annual "Inc. 5000" list. Guerrilla RF recently made the top "Inc. 500" list for the second year in a row. For more information, please visit https://guerrilla-rf.com or follow the Company on Twitter and LinkedIn.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which statements are inherently subject to risks and uncertainties. Forward-looking statements include projections, predictions, expectations, or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often characterized by the use of qualifying words (and their derivatives) such as “expect,” “believe,” “estimate,” “plan,” “project,” “anticipate,” or other statements concerning opinions or judgments of the Company and its management about future events. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties, and assumptions that are difficult or impossible to predict and, in some cases, beyond the Company’s control. Actual results may differ materially from those in the forward-looking statements as a result of several factors, including those described in the Company’s filings with the SEC available at www.sec.gov. Forward-looking statements speak only as of the date they are made. The Company undertakes no obligation to revise or update information in this release to reflect events or circumstances in the future, even if new information becomes available.

Contact

Sam Funchess, VP of Corporate Development

sfunchess@guerrilla-rf.com

+1 336 510 7840